Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-66891) of Legg Mason, Inc. of our report dated June 17, 2011 relating to the financial statements of The Legg Mason Profit Sharing and 401(k) Plan and Trust as of December 31, 2010 and for the year then ended, which appears in this Form 11-K.

/s/ Stout, Causey & Horning, P.A.
Sparks, Maryland
June 17, 2011